Exhibit 99.1

NORTHWEST PIPE REPORTS RECORD RESULTS

Vancouver, WA, October 22, 2008…Northwest Pipe Company (NASDAQ: NWPX) today reported record sales and earnings for the third quarter of 2008. Sales in the third quarter ended September 30, 2008 were $123.4 million compared to $92.0 million in the same quarter of 2007. Net income in the quarter was $10.2 million, compared to $5.1 million in the third quarter of 2007. Per share earnings were $1.09 in the third quarter of 2008 compared to $0.55 per share in 2007.

Water Transmission Results

Revenues for the Water Transmission Group were $77.5 million in the third quarter of 2008 compared to $66.8 million in 2007. Gross profit in 2008 was $14.3 million, or 18.4% of sales, compared to $14.2 million, or 21.3% of sales in 2007.

“We are pleased once again to report strong revenue in our Water Transmission Group,” said Brian W. Dunham, president and chief executive officer of the Company. “While revenues were a little higher than expected, the gross margin was slightly lower. The decrease was primarily due to higher raw material costs imbedded in the cost of our products.”

Tubular Products Results

The Tubular Products Group sales were $45.9 million in the third quarter of 2008, compared to $25.2 million in 2007. Gross profit for the quarter was $12.6 million, or 27.3% of sales, compared to $3.1 million, or 12.2% of sales for 2007.

“This was obviously another very strong quarter for the Tubular Products Group, with a 23% sequential increase in sales over the second quarter of this year, and record margins. While some of our markets slowed due to economic conditions, we continued to see strong demand from the energy market throughout the period,” said Dunham.

Outlook

The Company reported backlog of $235 million as of September 30th. “The backlog, although down from last quarter, is still very strong,” said Dunham. Bidding activity for the Water Transmission Group over the past three months was lower than expected, but several projects were delayed into the fourth quarter. “At this time, we expect growth in the backlog through the end of the year, which should leave us in a very strong position entering into 2009,” noted Dunham. “Conversely, we are expecting lower water transmission sales in the fourth quarter due to a major project postponement, as well as normal seasonality.”

“In the Tubular Products Group, we are expecting another strong quarter due to energy sales, which we hope will offset weakness in some of our other markets. Slowing demand in parts of our business, along with falling steel costs which may lead to lower pricing, could combine to make it difficult to maintain our current high margin, but our overall results should be solid.”

“As we look beyond 2008,” continued Dunham, “the long term trends for most of our products look strong. Infrastructure spending, energy development and agriculture all look positive, especially as financial markets stabilize. However, concerns over current economic conditions and the credit markets certainly must be addressed. Looking into next year, we see mixed signals but we continue to be optimistic about our 2009 prospects given that the outlook for our two largest product lines, water transmission and energy, continues to be positive,” Dunham stated. “As financial markets stabilize and the economy recovers, we believe we will be well positioned to continue our growth and capitalize on strong positions within our core markets.”

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of applications including energy, construction, agricultural, traffic and other commercial and industrial uses. The Company is headquartered in Vancouver, Washington and has ten manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, changes in domestic or international business and economic conditions, changes in domestic or international financial markets, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

Conference Call

The Company’s third quarter 2008 earnings conference call will be held on Wednesday, October 22, 2008, at 8:00 a.m. PDT via live internet webcast. The conference broadcast can be accessed at the “Investor Relations” section of the Company’s website located at http://www.nwpipe.com. For those unable to listen to the live broadcast, a replay will be available at the Investor Relations section of the Company’s website (www.nwpipe.com) or by dialing 888-277-5031 pass code 6301 approximately one hour after the event.

CONTACT:	Brian Dunham Chief Executive Officer 360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Net Sales:
Water Transmission	$77,512	$66,773	$216,242	$207,504
Tubular Products	45,913	25,209	113,292	77,109

Net Sales	123,425	91,982	329,534	284,613

Cost of Sales:
Water Transmission	63,251	52,558	172,750	164,331
Tubular Products	33,363	22,127	87,570	68,089

Total Cost of Sales	96,614	74,685	260,320	232,420

Gross Profit:
Water Transmission	14,261	14,215	43,492	43,173
Tubular Products	12,550	3,082	25,722	9,020

Gross Profit	26,811	17,297	69,214	52,193

Selling, General, and Administrative	8,996	7,598	26,242	22,873

Operating Income	17,815	9,699	42,972	29,320

Interest Expense, Net	1,332	1,653	4,467	5,090

Income Before Income Taxes	16,483	8,046	38,505	24,230

Provision for Income Taxes	6,256	2,977	14,832	8,965

Net Income	$10,227	$5,069	$23,673	$15,265

Basic Earnings per Share	$1.12	$0.57	$2.59	$1.71

Diluted Earnings per Share	$1.09	$0.55	$2.53	$1.65

Shares Used in Per Share Calculation:

Basic	9,169	8,971	9,136	8,945

Diluted	9,370	9,242	9,345	9,225

CONDENSED SELECTED BALANCE SHEET (Unaudited)

(Dollar amounts in thousands)

	September 30, 2008	December 31, 2007
Assets:
Cash and Cash Equivalents	$71	$234
Trade and Other Receivables, Net	74,331	49,300
Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts	112,588	121,058
Inventories	100,002	62,805
Other Current Assets	9,328	10,487

Total Current Assets	296,320	243,884
Property and Equipment, Net	189,772	179,977
Other Assets	29,615	29,702

Total Assets	$515,707	$453,563

Liabilities:
Current Maturities of Long-Term Debt	$6,530	$5,851
Accounts Payable	57,204	41,684
Accrued Liabilities	17,370	12,311
Billings in Excess of Cost and Estimated Earnings on Uncompleted Contracts	1,598	2,514

Total Current Liabilities	82,702	62,360
Long-Term Note Payable to Financial Institution	75,226	54,415
Other Long-Term Debt, Less Current Maturities	34,019	38,921
Other Liabilities	40,425	41,585

Total Liabilities	232,372	197,281

Stockholders’ Equity	283,335	256,282

Total Liabilities and Stockholders’ Equity	$515,707	$453,563